Exhibit 99.1

SUMMARY OF ORAL AGREEMENT

Andrejs Bekess, has indicated that he may be willing to provide funds to Boxxy Inc., required to maintain the reporting status in the form of a non-secured loan until minimum required proceeds are obtained by the Company. However, there is no contract in place or written agreement securing this agreement.